Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-222775) pertaining to the 2016 Equity Incentive Plan and 2017 Share Incentive Plan of RISE Education Cayman Ltd of our report dated April 19, 2018, with respect to the consolidated financial statements of RISE Education Cayman Ltd included in this Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

April 19, 2018